EXHIBIT 99.1

NEWS RELEASE

HireRight, Inc. Reports Third Quarter 2007 Results

•                 Service revenue increased 14.8% to $16.0 million from the third quarter of 2006

•                 Gross profit increased 24.4% year-over-year to $8.7 million, yielding a margin of 54.6%, a 430 basis point improvement over Q3 2006

•                 Operating income increased 73.6% to $2.6 million from the third quarter of 2006

IRVINE, CA, November 8, 2007 - HireRight, Inc. (NasdaqGM: HIRE), a leading provider of on-demand employment screening solutions, today announced financial results for the third quarter ended September 30, 2007.

Service revenue for the quarter ended September 30, 2007 increased 14.8% to $16.0 million, compared to $14.0 million in the quarter ended September 30, 2006. Gross profit for the quarter rose to $8.7 million from $7.0 million in the prior year quarter. Gross profit as a percentage of service revenue rose to 54.6%, compared to 50.3% in the quarter ended September 30, 2006.

HireRight chairman and chief executive officer, Eric Boden, stated, “We are pleased to have achieved or exceeded many of our financial objectives for the third quarter highlighted by  74% growth in operating income on a year over year basis. Further, we continued to see growing adoption of our leading on-demand background screening solutions as evidenced by the increase of our total customers to 1,891, including the increase of 5 new Fortune 500 clients served to a total of 63.”

Income from operations was $2.6 million for the third quarter of 2007, compared to $1.5 million during the same prior year period. Net income was $1.8 million for the quarter ended September 30, 2007 compared to $6.6 million for the quarter ended September 30, 2006. The decrease in net income was the result of a $1.2 million income tax expense in the current period, compared with a $5.0 million income tax benefit during the three months ended September 30, 2006, the result of a reversal of the company’s valuation allowance against deferred tax assets. The effective tax rate for the third quarter of 2007 was approximately 39%.

Cash and equivalents, including short-term investments, at the end of the third quarter were $51.3 million, compared to $8.2 million as of December 31, 2006. Cash and equivalents increased as a result of proceeds from the company’s initial public offering in August as well as positive operating cash flow.

Conference Call

HireRight’s third quarter results and the company’s outlook for the fourth quarter and full year will be discussed during a conference call today, November 8, 2007 at 5:00 pm Eastern Time, via teleconference and webcast. The dial-in number is (866) 202-3048 within the United States, and (617) 213-8843 outside the United States. The teleconference pass code is 23715963. You can also access a live broadcast of the call by visiting our website at http://ir.hireright.com. A replay will be available for one month at the same web address or by phone at (888) 286-8010 or (617) 801-6888, outside the United States, with pass code 80165077.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This message may contain forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, our expectations regarding our financial condition and results of operations. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, the various risks and uncertainties described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the period ended June 30, 2007, and the general economic and political conditions and specific conditions that may impact our operations. Further information on HireRight, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Registration Statement on Form S-1, our Quarterly Report on Form 10-Q for the second quarter, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

About HireRight

HireRight is a leading provider of on-demand employment background and drug screening solutions that help organizations efficiently implement, manage and control screening programs. Many companies, including more than 60 of the Fortune 500, currently trust HireRight because the company delivers customer-focused solutions that provide greater efficiency and faster results. HireRight also provides pre-integrated employment screening services through enterprise e-recruiting solutions from top providers such as Oracle/PeopleSoft, Taleo, Vurv, ADP/VirtualEdge, Deploy Solutions and PeopleAdmin. HireRight’s worldwide headquarters are located in Irvine, California with offices and affiliates around the globe. For more information, visit the company’s web site at www.hireright.com.

Contact:

Media Relations:

Strategies

Lindsay Thompson, 714-957-8880 ext. 128

Lindsay@strategiesadpr.com

Or

Investor Relations:

ICR

Garo Toomajanian, 949-428-5855

ir@hireright.com

HIRERIGHT, INC.

CONDENSED, CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
(in thousands, except share amounts)	2007	2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,894	$4,201
Restricted cash	120	120
Short-term investments	40,400	4,031
Accounts receivable, net of allowance for doubtful accounts of $217 and $131 at September 30, 2007 and December 31, 2006, respectively, and reserve for sales allowances of $126 and $154 at September 30, 2007 and December 31, 2006, respectively	12,229	9,628
Prepaid expenses and other current assets	1,069	955
Deferred tax asset - current	1,435	3,518

Total current assets	66,147	22,453

Property and equipment, net of accumulated depreciation and amortization of $5,173 and $4,486 at September 30, 2007 and December 31, 2006, respectively	2,034	1,583
Other assets	484	646
Deferred tax asset - non-current	1,167	1,151

TOTAL	$69,832	$25,833

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,947	$4,480
Accrued liabilities	2,085	1,210
Accrued payroll and benefits	3,179	3,731
Capital lease liability	2	4

Total current liabilities	8,213	9,425

Other liabilities	295	—

Total liabilities	8,508	9,425

COMMITMENTS AND CONTINGENCIES

Series C redeemable convertible preferred stock, $0.01 par value—0 and 6,794,579 shares authorized, issued and outstanding (aggregate liquidation preference of $13,000) at September 30, 2007 and December 31, 2006, respectively	—	13,000
Series E redeemable convertible preferred stock, $0.01 par value—0 and 17,500,000 shares authorized, 0 and 17,246,579 shares issued and outstanding (aggregate liquidation preference of $12,180) at September 30, 2007 and December 31, 2006, respectively	—	12,180

STOCKHOLDERS’ EQUITY:
Preferred stock, 10,000,000 shares authorized, $0.01 par value—none issued and outstanding	—	—
Preferred stock, 50,000,000 shares authorized:
Series A redeemable convertible preferred stock, $0.01 par value—none issued and outstanding	—	—
Series B convertible preferred stock, $0.01 par value—0 and 854,632 shares authorized, issued and outstanding (aggregate liquidation preference of $2,000) September 30, 2007 and December 31, 2006, respectively	—	2,000
Common stock, $0.01 par value—100,000,000 shares authorized; 11,231,941 and 1,956,115 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	112	20
Additional paid-in capital	67,929	847
Other comprehensive gain—currency translation	18	14
Accumulated deficit	(6,735)	(11,653)

Net stockholders’ equity (deficit)	61,324	(8,772)

TOTAL	$69,832	$25,833

HIRERIGHT, INC.

CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2007	2006	2007	2006

REVENUE:
Service revenue	$16,016	$13,955	$47,337	$39,621
Reimbursed fee revenue	1,633	1,375	4,908	4,291

Total revenue	17,649	15,330	52,245	43,912

COST OF REVENUE:
Cost of service revenue	7,273	6,929	21,653	19,597
Reimbursed fees paid	1,633	1,375	4,908	4,291

Total cost of revenue	8,906	8,304	26,561	23,888

GROSS PROFIT	8,743	7,026	25,684	20,024

OPERATING EXPENSES:
Research and development	982	925	2,914	2,714
Sales and marketing	2,572	2,141	7,657	6,135
General and administrative	2,559	2,445	7,432	5,778

Total operating expenses	6,113	5,511	18,003	14,627

INCOME FROM OPERATIONS	2,630	1,515	7,681	5,397

OTHER INCOME (EXPENSE):
Interest income	413	49	625	83
Interest expense	—	(2)	1	(40)
Other income (expense)—net	(12)	(4)	(19)	(19)

Total other income —net	401	43	607	24

INCOME BEFORE INCOME TAXES	3,031	1,558	8,288	5,421

INCOME TAX PROVISION (BENEFIT)	1,189	(4,993)	3,369	(4,887)

NET INCOME	1,842	6,551	4,919	10,308
Preferred stock dividends	—	(543)	—	(1,630)
Income allocable to preferred stockholders	—	(4,623)	—	(6,678)

NET INCOME ALLOCABLE TO COMMON STOCKHOLDERS	$1,842	$1,385	$4,919	$2,000

EARNINGS PER SHARE:
Basic	$0.27	$0.75	$1.37	$1.12
Diluted	$0.17	$0.48	$0.50	$0.69

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES:
Basic	6,812	1,845	3,599	1,782
Diluted	10,812	2,862	9,763	2,907